Exhibit 21.1

SUBSIDIARIES OF FEARLESS FILMS, INC.

Name of Subsidiary	Jurisdiction of Organization

Fearless Films Inc.	Province of Ontario, Canada
(Wholly owned subsidiary of Fearless Films, Inc.)